EXHIBIT 23

                         CONSENTS OF EXPERTS AND COUNSEL


The Board of Directors
Hudson River Bancorp, Inc.:

We consent to incorporation by reference in the Registration Statement (No. 333-58615) on Form S-8 of Hudson River Bancorp, Inc. of our report dated May 14, 1999, relating to the consolidated balance sheets of Hudson River Bancorp, Inc. and subsidiary as of March 31, 1999 and 1998, and the related consolidated income statements, statements of changes in shareholders' equity and cash flows for each of the years in the three-year period ended March 31, 1999, which report appears in the March 31, 1999 annual report on Form 10-K of Hudson River Bancorp, Inc.


/s/KPMG LLP
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KPMG LLP

Albany, New York
June 25, 1999